Selected Consolidatd Financial Data
Balance Sheet Data:
dollars in thousands			Dec 31,	 Sep 30, Jun 30, Mar 31	 Dec 31,
					2007	   2007	  2007	  2007	  2006
Cash and cash equivalents		$12,285	$ 9,598	$30,026	 $20,498 $18,775
Securites available for sale		 84,514	 82,782	 82,590	  79,219  86,000
Loans, net				191,488	192,158	186,019	 184,148 184,481
Deposits				242,523	242,133	257,016	 247,920 247,681
Repurchase agreements			  8,831	  8,322	  9,047	   7,788   7,902
Federal Home Loan Bank advances	         17,000	 14,000	 14,000	  14,000  14,000
Shareholders' equity	                 34,992	 34,699	 34,050	  34,605  34,680
Total assets	                        306,651	303,055	317,563	 307,559 308,358

Income Statement Data:				Year ended
dollars in thousands, except per		Dec 31,	    Dec 31,
  share data					2007	    2006	Change

Interest income					$17,832	    $17,156	  3.9%
Interest expense				  6,968	      5,995	 16.2%
Net interest income				 10,864	     11,161	 -2.7%
Provision for loan losses		 	    147         160      -8.1%
Net interest income after provision for
  loan losses					 10,717	     11,001	 -2.6%
Noninterest income				  1,990	      1,653	 20.4%
Noninterest expense		                 10,500	     11,353	 -7.5%
Income before income taxes		          2,207	      1,301	 69.6%
Income taxes		                            496	        137	262.0%
Net income					 $1,711	     $1,164	 47.0%
Earnings per share
  Basic and diluted		                  $0.77	      $0.52	 48.1%
Weighted average shares outstanding	      2,231,369	  2,234,488


Quarterly Earnings Summary
Previous Eight Quarters:
dollars in thousands, except per
  share data
						Dec	   Sep	      Jun	Mar
						2007	   2007	      2007	2007
Interest income	 	                      $4,441     $4,497     $4,542     $4,352
Interest expense		               1,718      1,756      1,784      1,710
Net interest income			       2,723      2,741      2,758      2,642
Provision for loan losses		         120 	      -          -         27
Net interest income after provision for
  loan losses		                       2,603      2,741      2,758      2,615
Noninterest income		                 602	    553	       424	  411
Noninterest expense		               2,387      2,620      2,821      2,672
Income before income taxes		         818	    674	       361	  354
Income taxes		                         215	    167	        47	   67
Net income		                        $603	   $507	      $314	 $287
Earnings per share
  Basic and diluted		               $0.27      $0.23      $0.14      $0.13
Cash dividends per share		       $0.16      $0.16      $0.16      $0.16
Weighted average shares outstanding	   2,222,115  2,234,488	 2,234,488  2,234,488

					       Dec	   Sep	     Jun       Mar
			                       2006	   2006	     2006      2006
Interest income		                     $4,425	 $4,379	   $4,187    $4,165
Interest expense		              1,699	  1,559	    1,466     1,271
Net interest income		              2,726	  2,820	    2,721     2,894
Provision for loan losses		        120 	     40 	-  	  -
Net interest income after provision for
  loan losses		                      2,606	  2,780	    2,721     2,894
Noninterest income		                412	    429	      378	434
Noninterest expense		              2,842	  2,818	    2,976     2,717
Income before income taxes		        176	    391	      123	611
Income taxes		                        -18	     88	      -36	103
Net income		                       $194	   $303	     $159      $508
Earnings per share
  Basic and diluted		              $0.09	  $0.14	    $0.07     $0.23
Cash dividends per share		      $0.16	  $0.16	    $0.16     $0.16
Weighted average shares outstanding	  2,234,488   2,234,488	2,234,488 2,234,488